Exhibit 1

VOTING TRUST AGREEMENT

THIS VOTING TRUST AGREEMENT (the “Agreement”) is made and entered into effective as of June 5, 2003 by and between the SKYFARM MANAGEMENT LLC (“Shareholder”) and Davidi Gilo (“Trustee”) with respect to Four Hundred Eighty Eight Thousand Nine Hundred Thirty Three (488,933) shares of common stock of Vyyo Inc. (“Company”) (“Shares”).

RECITALS

A. The Shareholder is the owner of the Shares.

B. The Shareholder and Trustee desire to enter into this Agreement to establish a voting trust (the “Voting Trust”).

AGREEMENT

NOW, THEREFORE, the Shareholder hereby creates, and the Trustee hereby accepts, a Voting Trust on the terms stated herein, and the parties agree as follows:

1. Trustee’s Powers and Duties.

a. Voting of Shares. During the existence of this trust, the Trustee shall have the exclusive right to vote the Shares, or any of such shares remaining subject to this Voting Trust, in person or by proxy at all shareholder meetings and in all proceedings in which the vote or consent of shareholders may be required or authorized, and shall have all the rights, privileges, and powers of the Shareholder except as otherwise provided in this Agreement.

b. Other Trustee Activities. The Trustee may serve the Company as an officer or director or in any other capacity, and may receive compensation from the Company for such services.

c. No Sale of Shares. The Trustee shall have no authority to sell or otherwise dispose of any shares transferred to him under this Agreement.

d. Number and Replacement of Trustee. The number of Trustees shall be one (1). In the event of the death or resignation of the Trustee, a successor Trustee shall be appointed by the Board of Directors of the Company.

e. Compensation. The Trustee shall receive no compensation for his services.

f. Trustee’s Liability. The Trustee shall not be liable for any error of judgment or mistake of fact or law, or for any act or omission made in good faith in connection with his powers and duties under this Agreement, except for the Trustee’s own willful misconduct or gross negligence. No Trustee shall be liable for the acts or omissions of any other Trustee or Trustees or for the acts or omissions of any employee or agent of any other Trustee or Trustees. The Trustee shall not be liable in acting on any notice, consent, certificate, instruction, or other paper or document or signature believed by him to be genuine and to have been signed by the proper party or parties. The Trustee may consult with legal counsel, and any of his acts or omissions made in good faith in accordance with the opinion of legal counsel shall be binding and conclusive on the parties to this Agreement.

2. Termination. This Voting Trust shall terminate on the first to occur of: (i) the first (1st) anniversary of the effective date of this Agreement; or (ii) the written notification of the Shareholder to Trustee terminating this Trust.

3. Extension of Agreement. The term of this Agreement, as prescribed in Paragraph 2, may be extended from the original termination date of this Agreement or from the termination date as last extended in accordance with this paragraph, provided that within two years before the date as originally fixed or as last extended, the Shareholder, by written agreement, and with the Trustee’s written consent, extends the term of this Agreement with respect to his shares for an additional term not to exceed ten years from the expiration date then in effect.

4. Notices, Dividends, and Distributions.

a. Notices. The Trustee shall promptly forward copies of all notices, reports, statements, and other communications received from the Company to the Shareholder, indicating the date of receipt.

b. Dividends. The Trustee shall promptly distribute all dividends and other distributions received from the Company to the Shareholder.

c. Additional Shares. If any dividend or stock split consists of additional shares having voting rights, the Trustee shall hold these shares in trust subject to the terms of this Agreement.

5. Additional Documentation. The parties agree to execute such additional documentation as may be required to implement the terms of this Agreement, including but not limited to such documentation as may be necessary to transfer title of the Shares into the name of the Trustee.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SHAREHOLDER	TRUSTEE

SKYFARM MANAGEMENT LLC

/s/ Robert Graifman	/s/ Davidi Gilo

Robert Graifman, Manager	Davidi Gilo